Exhibit 99.1

Contacts:

Kevin Rakin	Rhonda Chiger (investors)
President & Chief Executive Officer	Rx Communications
Genaissance Pharmaceuticals, Inc.	917.322.2569
203.773.1450	rchiger@RxIR.com
k.rakin@genaissance.com

Phyllis Carter	Jeremiah A. Hall (media)
Manager Corporate Media Relations	Feinstein Kean Healthcare
Merck KGaA	415.677.2700
+49 6151 72 7144	jeremiah.hall@ogilvypr.com
phyllis.carter@merck.de

For Immediate Release

Genaissance Pharmaceuticals Licenses Compound from Merck KGaA

- Expects to Start Enrollment for Pharmacogenomic Depression Trial in First Half of 2005 -

New Haven, CT, September 23, 2004 - Genaissance Pharmaceuticals, Inc. (NASDAQ: GNSC) today announced that it has acquired an exclusive worldwide license from Merck KGaA to develop and commercialize a small molecule compound.  The compound, vilazodone, is a selective serotonin reuptake inhibitor (SSRI) and a 5HT1A partial agonist.  In Phase II clinical trials for depression, the compound has shown signals of efficacy and a favorable side effects profile in the more than 1,000 patients exposed to the compound.

During the first half of 2005, Genaissance intends to commence enrollment for a Phase II clinical trial that will include pharmacogenomic characterization of patients.  Genaissance will apply its HAP™ Technology and clinical genetics experience and leverage the existing knowledge of the genetics of depression and response to antidepressants, especially to SSRIs.  The primary goal of the clinical trial will be to find genetic markers that can be used to identify a population of patients who will respond to the drug.

“As compared to the traditional drug development process, we see this agreement as representing a compelling value-creation template for Genaissance,” said Kevin Rakin, President and Chief Executive Officer of Genaissance.  “In this instance, as opposed to traditional drug development, a relatively modest investment should determine within two years whether a Phase II compound can proceed to late stage pivotal clinical testing.  Moreover, the compound has a novel mechanism of action with potentially superior claims for what is currently a $13 billion market in the U.S.  We are also pleased to have a partner of the caliber of Merck KGaA and that they have elected to become a stockholder in Genaissance.”

“This is an innovative approach for the further development of one of our compounds that allows Merck to be in the forefront of pharmacogenomic developments with a leading company in this dynamic new field,” said Merck Chairman Bernhard Scheuble.  “At the same time, Merck can continue to focus its R&D resources on its main therapeutic areas of Oncology and CardioMetabolic Care.”

Under the terms of the agreement, Merck KGaA is entitled to receive up to EUR 36 million worth of common shares of Genaissance for the initial license fee and milestone payments up to the first commercial sale, based on a trailing average of the closing price of the stock prior to the relevant payment dates.  The license fee consisted of 369,280 shares, 84,000 of which were issued upon the execution of the letter of intent in April 2004.  Merck KGaA will also receive royalties on all product sales and a share of all sub-licensing income from any third party.

“There is great potential to differentiate vilazodone from other drugs targeted for depression and anxiety,” said Carol R. Reed, M.D., Vice President, Medical Affairs of Genaissance.  “Not only is its mechanism of action unique, but a pharmacogenomic-based drug should specifically target the problem of poor overall efficacy of current first-line treatments for depression.  Since approximately 50% of patients do not achieve initial relief of their depression, switching and discontinuation rates are very high and patient and physician satisfaction are low.  By using genetics to target vilazodone, we believe that patients will achieve a satisfactory response and stay with the drug.”

In any given year, 9.5% of the U.S. population, or about 18.8 million American adults, suffer from a depressive illness(1).  Depressive illnesses interfere with normal functioning and cause pain and suffering not only for those affected, but also for those who care about them(2).  Sales of products for the treatment of depression represent one of the largest therapeutic categories in the world.  In 2003, sales of depression treatments were $13.2 billion in the U.S. alone, with forecasts estimating that the U.S. market will grow to $22.9 billion by 2013 with a compounded annual growth rate of 5.7%(3).

Genaissance will host a conference call and audio webcast to discuss matters mentioned in this release today, September 23rd, at 2:00 p.m., Eastern Time.  To participate in this call, dial 719-457-2679, confirmation code 880744, shortly before 2:00 p.m.  The audio webcast can be accessed at: www.genaissance.com.  A replay of the call will be available starting at 5:00 p.m., Eastern Time, through midnight on Monday, September 27th.  The replay number is 719-457-0820, confirmation code 880744.

About Merck KGaA

Merck is a global pharmaceutical and chemical company with sales of EUR 7.2 billion in 2003, a history that began in 1668, and a future shaped by 28,300 employees in 56 countries. Its success is characterized by innovations from entrepreneurial employees. Merck’s operating activities come under the umbrella of Merck KGaA, in which the Merck family holds a 74% interest and free shareholders own the remaining 26%. The former U.S. subsidiary, Merck & Co., has been completely independent of the Merck Group since 1917.

About Genaissance

Genaissance Pharmaceuticals, Inc. is developing innovative products based on its proprietary pharmacogenomic technology and has a revenue-generating business in DNA and pharmacogenomic products and services.  The Company’s product development strategy is focused on in-licensing drug candidates with promising clinical profiles and finding genetic markers to identify a responsive patient population.  This strategy enables Genaissance to leverage existing clinical data and, thus, reduce the costs and risks associated with traditional drug development and increase the probability of clinical success and commercialization.  Genaissance intends to use this strategy to build a late-stage, proprietary candidate drug pipeline.  The Company’s lead product, vilazodone for depression, is in Phase II of development.  Genaissance also markets its proprietary FAMILION™ Test, designed to detect mutations responsible for causing Familial Long QT and Brugada Syndromes, two causes of sudden cardiac death.  For more information on Genaissance, visit our website at: www.genaissance.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any forward-looking statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including, without limitation, statements about the expected timing of clinical trials studying vilazodone, the potential clinical benefits of vilazodone and the growth and development of Genaissance’s business and market opportunities.  Important factors that could cause actual results, events and performance to differ materially from those referred to in such statements, include, but are not limited to, whether vilazodone will advance in the clinical trials process, including the timing of such clinical trials; whether clinical trials will warrant continued product development; whether and when, if at all, vilazodone will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications; the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety; whether vilazodone will be successfully marketed; whether Genaissance will be able to develop or acquire additional products; the attraction of new business and strategic partners; the adoption of our technologies by the pharmaceutical industry; competition from pharmaceutical, biotechnology and diagnostics companies; the strength of our intellectual property rights and those risks identified in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 2004, and in other filings we make with the Securities and Exchange Commission from time to time. The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release. Genaissance disclaims any obligation to update any forward-looking statement.

(1) Robins LN, Regier DA (Eds). Psychiatric Disorders in America, The Epidemiologic Catchment Area Study, 1990; New York: The Free Press.

(2) National Institute of Mental Health website (www.nimh.nih.gov)

(3) IMS Healthcare website (www.ims-global.com)

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